Exhibit 10.22
FIRST AMENDMENT TO SUBLEASE
This First Amendment to Sublease (“First Amendment”) dated, for reference purposes, as of September 10, 2020 (“Effective Date”) is made by and between GENOMIC HEALTH, INC., a Delaware corporation (“Sublandlord”) and PULMONX CORPORATION, a Delaware corporation (“Subtenant”).
RECITALS
A.Pursuant to that certain Lease, dated as of December 27, 2019, by and between HCP LS Redwood City, LLC, a Delaware limited liability company, as “Landlord” (“Master Landlord”), and Sublandlord, as “Tenant” (“ Master Lease”), Master Landlord leases to Sublandlord, and Sublandlord leases from Master Landlord, certain premises, consisting of approximately twenty-five thousand two hundred fifty-four (25,254) rentable square feet of space (“Master Lease Premises”), consisting of the entire approximately 25,254 square foot building located at 200 Chesapeake Drive, Redwood City, California and shown on Exhibit A attached to the Master Lease (“Building”). The Master Lease Premises are more particularly described in the Master Lease.
B.Pursuant to that certain Sublease, dated as of April 8, 2020 (the “Original Sublease”), Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, a portion of the Master Lease Premises, consisting of approximately eight thousand ninety-one (8,091) rentable square feet, as more particularly shown on Exhibit B attached to the Sublease (the “Original Sublease Premises”). The Original Sublease Premises referred to in the immediately preceding sentence is sometimes referred to herein as “Suite 200”. The term of the Original Sublease is currently scheduled to expire on May 31,2023.
C.Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, on the terms and conditions set forth below, the remaining space in the Building, consisting of approximately seventeen thousand one hundred sixty-three (17,163) rentable square feet, as more particularly shown on Exhibit A attached hereto (the “Expansion Premises”). The Expansion Premises referred to in the immediately preceding sentence is sometimes referred to herein as “Suite 250”.
D.In addition, Sublandlord and Subtenant desire to make other amendments to the Original Sublease including to extend the term of the Original Sublease as to the Suite 200 space on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Recitals. The Recitals set forth above are true and correct and are incorporated into the body of this First Amendment as though set forth herein.

2.Defined Terms. Except as otherwise expressly provided herein, the capitalized terms used herein shall have the meanings set forth in the Original Sublease. From and after the date hereof, the term “Sublease” as used in the Original Sublease covering the Suite 200 space shall mean the Original Sublease, as amended by this First Amendment.
3.Expansion Premises. Subject to the terms and conditions set forth below, Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Expansion Premises referred to in Recital C above. Except to the extent that such meaning would clearly be inconsistent with the terms of this First Amendment, from and after the Expansion Premises Commencement Date (defined in Section 4 below) wherever the term “Sublease Premises” is used in the Original Sublease, such term shall include Suite 200 and Suite 250, and the total rentable square footage of the Sublease Premises shall total twenty-five thousand two hundred fifty-four (25,254) rentable square feet, provided, however, at such time following the Expansion Premises Commencement Date that Subtenant is subleasing only Suite 250 and not Suite 200, the “Sublease Premises: shall be deemed to mean only Suite 250. At such time as Subtenant is subleasing Suite 200 and Suite 250, the description of the Sublease Premises (containing Suite 200 and Suite 250) shall be as shown on Exhibit A attached to the Master Lease. Sublandlord and Subtenant have agreed to use the square footage numbers set forth in the Original Sublease and this First Amendment as the basis for calculating monthly installments of Base Rent and Subtenant’s Share. The Base Rent and Additional Rent payable under the Original Sublease and this First Amendment shall not be subject to revision in the event the actual square footage of Suite 200 or Suite 250 is more or less than the numbers used as the basis for calculation of such Base Rent and Additional Rent.
4.Expansion Premises Sublease Term. The initial term of the Sublease with respect to the Expansion Premises (“Expansion Premises Sublease Term”) shall be for a term of forty-eight (48) months (the first month of which shall include the partial month in which the Expansion Premises Commencement Date occurs if such date is not the first day of a calendar month, as described below), commencing on the date Master Landlord consents to the subletting of Suite 250 by Sublandlord to Subtenant as provided in Section 19 below (“Expansion Premises Commencement Date”) and expiring on the last day of the forty-eighth (48th) full calendar month following the Expansion Premises Commencement Date (the “Expansion Premises Ending Date”), subject to extension or sooner termination as provided in the Sublease. If the Expansion Premises Commencement Date is other than the first day of a calendar month, the first month of the Expansion Premises Sublease Term shall include the remainder of the calendar month in which the Expansion Premises Commencement Date occurs plus the first full calendar month thereafter. When the Expansion Premises Commencement Date has been determined, Sublandlord and Subtenant shall specify the same in writing, which writing shall be deemed incorporated herein; provided, however, that a delay in memorializing such date in writing shall not delay the Expansion Premises Commencement Date.
5.Option to Extend Expansion Premises Sublease Term. Sublandlord hereby grants to Subtenant the option to extend the Expansion Premises Sublease Term with respect to Suite 250 only for one (1) additional period commencing on the date one (1) day following the Expansion Premises Ending Date and ending on the date twelve (12) months thereafter, unless sooner terminated in accordance with the terms of this Sublease (the “Expansion Premises Extended Term”), on the following terms and conditions:
A.Subtenant shall give Sublandlord written notice of its exercise of the option “Exercise Notice”) to extend Expansion Premises Sublease Term for the Expansion Premises Extended Term no earlier than twelve (12) months nor later than nine (9) months before the expiration of the Expansion Premises Sublease Term, time being of the essence. Within ten (10) days following receipt of Subtenant’s Exercise Notice, Sublandlord shall provide written notice to Subtenant accepting or rejecting Subtenant’s request to extend the Expansion Premises Ending Date. If Sublandlord timely gives Subtenant written notice rejecting Subtenant’s request to extend the Expansion Premises Ending Date, then notwithstanding anything herein to the contrary, Subtenant’s Exercise Notice shall be deemed void and of no force and effect and Subtenant shall have no right to extend the Expansion Premises Sublease Term.
B.Subtenant may not extend the Expansion Premises Sublease Term pursuant to this Section 5 if Subtenant is in default beyond any applicable notice and cure period in the performance of any of the terms and conditions of the Sublease, at the time of Subtenant’s Exercise Notice or on the date that the Expansion Premises Extended Term is to commence or if Subtenant shall have assigned or otherwise transferred its interest in the Sublease and/or Expansion Premises, or any portion thereof, to any third party other than an assignment of Subtenant’s rights and obligations under the Sublease to (i) an entity controlling, controlled by or under common control with Subtenant or (ii) a successor entity related to Subtenant by merger, consolidation, or non-bankruptcy reorganization or (iii) an entity that acquires all or substantially all of the assets or stock of Subtenant; provided that in the case of an assignment pursuant to clause (ii) or (iii) immediately above, the successor entity has a net worth not less than the greater of (x) the net worth of Subtenant at the time that Subtenant executes this First Amendment, or (y) the net worth of Subtenant as of the effective date of such assignment or subletting (each, a “Permitted Transferee”) (unless Sublandlord has waived such restriction in any written consent to such assignment, which waiver may be withheld in Sublandlord’s sole and absolute discretion) and such Permitted Transferee is approved by Master Landlord. In the event of an assignment of the Sublease by Subtenant to a Permitted Transferee, Subtenant shall not be released or relieved of any of its obligations under the Sublease and such Permitted Transferee shall not be permitted to assign or sublet the Sublease or the Expansion Premises, or any portion thereof.
C.Once Subtenant delivers the Exercise Notice to Sublandlord, such notice shall operate to extend the Expansion Premises Sublease Term, except as otherwise provided in the last two sentences of Section 5.A. above. In the event Subtenant’s exercise of the option to extend the Expansion Premises Sublease Term is not deemed rescinded and rendered null and void as provided in Section 5.A above, all terms and conditions of this Sublease, shall apply to Subtenant’s lease of the Expansion Space during the Expansion Premises Extended Term, except that the monthly Base Rent payable by Subtenant with respect to the Expansion Premises for the Expansion Space Extended Term shall be as set forth in Section 8(a) of this First Amendment, there shall be no further rights to extend the Expansion Premises Sublease Term, and Sublandlord shall have no obligation to construct any improvements on, in or around the Expansion Premises or Suite 200 or in the Building or to provide any improvement allowance.

D.Upon the extension of the Expansion Premises Sublease Term pursuant to this Section 5, the term “Expansion Premises Sublease Term” or “Sublease Term” as used in the Sublease, and applicable to the Expansion Premises shall thereafter include the Expansion Premises Extended Term and the expiration date of the Sublease, with respect to the Expansion Premises shall be the expiration date of the Expansion Premises Extended Term.
6.Extension of Sublease Term as to Suite 200. Commencing on the Expansion Premises Commencement Date, the term of the Sublease solely as to Suite 200 shall be extended to expire on May 31, 2024, the “Sublease Term” or “Term” or words of similar import as used in the Original Sublease and this First Amendment as to Suite 200 shall end on May 31, 2024, and the “Expiration Date”, “ending date of the Sublease” or words of similar import as used in the Original Sublease shall mean, as to Suite 200 only, May 31, 2024, all subject to sooner termination as provided in the Original Sublease, and Sublandlord an Subtenant’s right to terminate the Sublease early as to Suite 200 (as provided in Section 11 of the Original Sublease) shall continue in full force and effect in accordance with the provisions of such Section 11 of the Original Sublease. The monthly Base Rent to be paid by Subtenant to Sublandlord each month solely with respect to Suite 200 during the period commencing on June 1, 2023 and ending on May 31, 2024, shall be equal to Forty-Six Thousand One Hundred Ninety-Nine and 61/100 Dollars ($46,199.61).
7.Alterations. As provided in Section 3.4 of the Original Sublease, Subtenant shall have no right to construct or install, or cause to be constructed or installed, any Alterations, additions or improvements in or to Suite 200 or Suite 250 unless such Alterations are approved by Sublandlord such consent not to be unreasonably withheld, conditioned or delayed, and Master Landlord. To the extent permitted by Master Landlord and subject to all the terms and conditions set forth in the Tenant Work Letter attached as Exhibit B to the Master Lease (the “Work Letter”), as modified herein, Master Landlord shall provide to Subtenant (or to Sublandlord for disbursement to Subtenant) a tenant improvement allowance (“Allowance”) in the amount of Six Hundred Thirty-One Thousand Three Hundred Fifty and 00/100 Dollars ($631,350.00) (which equates to Twenty-Five Dollars ($25.00) per rentable square feet of the aggregate rentable square footage of Suite 200 and Suite 250), and such Allowance shall be applied and disbursed in accordance with the provisions of the Work Letter. Subtenant acknowledges and agrees that the availability and disbursement of such Allowance to Subtenant is conditioned upon (i) Master Landlord making such Allowance available to Subtenant or to Sublandlord for disbursement to Subtenant for its Alterations, additions and improvements to Suite 200 and/or Suite 250 and (ii) the satisfaction of the conditions to disbursement of such Allowance set forth in the Work Letter, including, without limitation, the condition that any portion of the Allowance that has not been requested within the first eighteen (18) months of the term of the Master Lease shall revert to the Master Landlord and cannot be used by Subtenant. The Work Letter attached as Exhibit B to the Master Lease is incorporated herein by reference and made a part hereof, except that, for purposes of the design, permitting and construction of Alterations, additions or improvements in or on Suite 200 and/or Suite 250 by or on behalf of Subtenant and/or the disbursement of the Allowance to Subtenant, all references in such Work Letter to Tenant shall mean Subtenant. Subtenant shall timely perform all of its respective obligations set forth in the Work Letter. Except for any of Sublandlord’s obligations to repair and maintain Suite 200 and/or

Suite 250 set forth in the Sublease (and in the Master Lease to the extent not assumed by Subtenant under the Sublease), Sublandlord shall have no obligation to alter, improve or refurbish Suite 200 or the Expansion Premises as a condition to Subtenant’s leasing of the Expansion Premises or extending the Sublease Term of the Original Sublease as to Suite 200 as provided above. In addition, as a condition to Subtenant’s subleasing of the Expansion Premises or the extension of the Sublease Term of the Original Sublease, Sublandlord shall have no obligation to provide any improvement allowance to Subtenant except as provided in this Section 7. All costs of Alterations, additions or improvements performed, or caused to be performed, by or on behalf of Subtenant in excess of the Allowance disbursed to Subtenant shall be borne solely by Subtenant. Sublandlord hereby approves the drawings for Alterations attached hereto as Exhibit B and the same are also approved as the Final Space Plan (as defined in the Work Letter). Notwithstanding the terms of the immediately preceding sentence, such Alterations referred to in the immediately preceding sentence shall not be undertaken, or caused to be undertaken, by Subtenant unless Master Landlord approves the same in writing and also agrees in writing that such Alterations shall not have to be removed by Subtenant by the expiration or earlier termination of the Sublease. All Alterations that may be installed in or about the Sublease Premises by or on behalf of Subtenant in accordance with the drawings for Alterations attached hereto as Exhibit B, shall become the property of Master Landlord and remain in place at the Sublease Premises following the expiration or earlier termination of the Sublease as to Suite 200 and Suite 250, as applicable, subject to Sublandlord’s final review and approval (not to be unreasonably withheld, conditioned or delayed) of final plans and specifications for such Alterations and Master Landlord’s written approval of such Alterations and written confirmation that such Alterations shall not have to be removed by Subtenant by the expiration or earlier termination of the Sublease.

8.Base Rent for Expansion Premises.
(a)Commencing on the Expansion Premises Commencement Date, the monthly installments of Base Rent payable under the Sublease for the Expansion Premises for the Expansion Premises Sublease Term, shall be set forth in this Section 8 below, payable in advance, on the first day of each calendar month, and continuing through the remainder of the Expansion Premises Sublease Term. The Base Rent set forth in the schedule below shall be payable by Subtenant without deduction, offset, prior notice or demand in lawful money of the United States to Sublandlord via wire transfer to the account noted on Exhibit C to the Original Sublease, or at such other place or places as Sublandlord may from time to time direct. Subject to the foregoing, Base Rent shall be paid in the same manner and shall be subject to the same requirements as set forth in the Original Sublease as it relates to Base Rent payable for Suite 200:

Expansion Premises Sublease Term Months	Annualized Base Rent	Monthly Installments of Base Rent for Expansion Premises	Approximate Monthly Base Rent Rates Per Rentable Square Foot of Expansion Premises
Expansion Premises Commencement Date - 02/14/2021	$0.00	$0.00	$0.00
02/15/2021 – 05/31/2021	$1,060,673.40 (to be prorated for partial 12-month period)	$88,389.45	$5.15/RSF
06/01/2021 – 05/31/2022	$1,097,821.24	$91,485.10	$5.33/RSF
06/01/2022 – 05/31/2023	$1,135,910.04	$94,659.17	$5.52/RSF
06/01/2023 – 05/31/2024	$1,175,987.52	$97,998.96	$5.71/RSF
06/01/2024 – last day of 48th full calendar month following the Expansion Premises Commencement Date	$1,217,199.96	$101,433.33	$5.91/RSF
Expansion Premises Extended Term Commencement Date – 05/31/2025 (if applicable)	$1,217,199.96 (to be prorated for partial 12-month period)	$101,433.33	$5.91/RSF
06/01/2025 – expiration of Expansion Premises Extended Term (if applicable)	$1,260,450.72	$105,037.56	$6.12/RSF
Concurrently with Subtenant’s execution of this First Amendment, Subtenant shall pay to Sublandlord in cash or certified funds the monthly installment of Base Rent due for the period February 15, 2021 through February 28, 2021 (i.e., the amount of Forty-Four Thousand One Hundred Ninety-Four and 73/100 Dollars ($44,194.73)).

(b)In addition to the payment of the monthly Base Rent with respect to Suite 250 during the Expansion Premises Sublease Term, as the same may be extended, Subtenant shall pay to Sublandlord with respect to the Expansion Premises (i) Subtenant’s Share (stated in Section 5.3(a) of the Original Sublease, as amended pursuant to Section 7 below) of Direct Expenses (as defined in the Master Lease) and (ii) all other costs, expenses and charges, and all other sums and amounts, payable to Sublandlord under the provisions of the Sublease. All such costs, expenses, charges, sums and amounts shall be payable at the times, in the manner and at the place as set forth in the Sublease.
(c)Monthly Base Rent and Additional Rent for Suite 200, including, without limitation, Subtenant’s Share of Direct Expenses payable by Subtenant to Sublandlord under the Sublease, with respect to Suite 200 only for the Sublease Term, as the same may be extended for twelve months pursuant to Section 6 of this First Amendment, shall be in accordance with the terms and conditions of the Original Sublease, except that monthly Base Rent payable by Subtenant to Sublandlord each month solely with respect to Suite 200 during the period commencing on June 1, 2023 and ending on May 31, 2024, shall be equal to Forty-Six Thousand One Hundred Ninety-Eight and 78/100 Dollars ($46,198.78).
(d)During such time that Subtenant is subleasing Suite 200 and Suite 250, all references to “Base Rent” in the Master Lease and incorporated into the Sublease by reference shall be deemed references to the Base Rent described in Section 5.2 of the Original Sublease, as amended by Section 8(c) of this First Amendment, and described in this Section 8(a) above.
9.Subtenant’s Share.
(a)For purposes of the Sublease, during the period that Subtenant is subleasing from Sublandlord Suite 200 but not Suite 250, “Subtenant’s Share” shall be thirty-two and four one hundredths percent (32.04%) of the Building and one and twenty-six hundredths percent (1.26%) of the Project.
(b)For purposes of the Sublease, during the period that Subtenant is subleasing from Sublandlord Suite 200 and Suite 250, “Subtenant’s Share” shall be one hundred percent (100.0%) of the Building and three and ninety-three one hundredths percent (3.93%) of the Project.
(c)For purposes of the Sublease, during the period that Subtenant is subleasing form Sublandlord Suite 250 but not Suite 200, “Subtenant’s Share” shall be sixty-seven and ninety-six one hundredths percent (67.96%) of the Building and two and sixty-seven one hundredths percent (2.67%) of the Project.
(d)During the remaining Sublease Term, as the same may be extended, Subtenant shall continue to be obligated to pay to Sublandlord Subtenant’s Share of Direct Expenses in accordance with the provisions of the Sublease.

10.Use. Subtenant shall use the Expansion Premises solely for the uses expressly permitted under Section 3.2 of the Original Sublease and, to the extent expressly approved by Master Landlord in writing, for mechanical assembly of medical devices within a portable controlled environment room. Subject to the terms of the immediately preceding sentence, the provisions of Section 3.4 of the Original Sublease shall be applicable to Subtenant’s sublease of the Expansion Premises. Subtenant hereby agrees and warrants that it has been given the opportunity to inspect the condition of the Expansion Premises and the suitability of same for Subtenant’s purposes, and Subtenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the suitability of the same for Subtenant’s purposes. Notwithstanding the foregoing, Sublandlord shall deliver the Expansion Premises to Subtenant vacant of all occupants and personal property, and clean and free of debris. Further, Sublandlord represents and warrants to Subtenant that, to Sublandlord’s actual knowledge as of the Effective Date, the Building’s systems, including HVAC, electrical, plumbing, fire alarm and roof (collectively, the “Building Systems”), are in good operating condition and repair. The phrase “to Sublandlord’s actual knowledge” shall mean the current actual knowledge of Rick Sage, Director of Lease Administration and Projects, as of the Effective Date of this Sublease, without any investigation or duty of inquiry, and without any knowledge of any other person being imputed to Rick Sage. Neither Sublandlord nor Rick Sage shall be charged with constructive, inquiry, imputed or deemed knowledge. In the event of any breach of any representation or warranty of Sublandlord set forth herein, Subtenant agrees that Rick Sage shall not be personally liable for any damages, losses, liabilities, claims, costs or expenses suffered or incurred by Subtenant in connection with such breach of such representation or warranty.
11.Parking Spaces.
(a)Subject to the terms and conditions of Article 28 of the Master Lease, during the period that Subtenant is subleasing only Suite 200, Subtenant shall be entitled to the use twenty-four (24) unreserved parking spaces (i.e., 3 unreserved parking spaces for every 1,000 rentable square feet of Suite 200).
(b)Subject to the terms and conditions of Article 28 of the Master Lease, during the period that Subtenant is subleasing Suite 200 and Suite 250 Subtenant shall be entitled to the use seventy- five (75) unreserved parking spaces (i.e., 3 unreserved parking spaces for every 1,000 rentable square feet of the combined Suite 200 and Suite 250).
(c)Subject to the terms and conditions of Article 28 of the Master Lease, during the period that Subtenant is subleasing only Suite 250, Subtenant shall be entitled to the use fifty-one (51) unreserved parking spaces (i.e., 3 unreserved parking spaces for every 1,000 rentable square feet of Suite 250).
12.Security Deposit. Concurrently with the execution of this First Amendment, Subtenant shall deliver to Sublandlord an additional One Hundred Two Thousand Nine Hundred Sixty- Eight and 02/100 Dollars ($102,968.02) and such amount, when added to the Forty-Four Thousand Six Hundred Sixty-Two and 32/100 Dollars ($44,662.32) Security Deposit previously delivered by Subtenant to Sublandlord, shall be the Security Deposit under the Sublease, and such sum (totaling One Hundred Forty-Seven Thousand Six Hundred Thirty and 344/100 Dollars ($147,630.34) shall be held and applied by Sublandlord in accordance with the provisions of Section 5.4 of the Sublease. If, at the expiration of the Sublease Term, as extended, as to Suite 200, Subtenant is not in breach or default under any provision(s) of the Sublease, then Sublandlord shall within thirty (30) days refund to Subtenant from the Security Deposit the sum of Forty-Six Thousand One Hundred Ninety-Seven and 01/100 Dollars ($46,197.01). The remaining portion of the Security Deposit not so refunded as provided in the immediately preceding sentence shall continue to be held by Sublandlord and disbursed in accordance with the provisions of Section 5.4 of the Original Sublease.
13.Intentionally Deleted.
14.Signage. Subject to Sublandlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and the prior written approval of Master Landlord, and provided that all signs are in keeping with the quality, design and style of the Building and Project, Subtenant, at its sole cost and expense, shall have the right to install Subtenant identification signage at the entrance to Suite 250 and such other signage as the Master Landlord may approve in writing. Such signage referred to in the immediately preceding sentence shall be deemed part of the “Subtenant Signage” referred to in Section 16(a) of the Original Sublease and subject to the terms and conditions of Section 16 of the Original Sublease. Upon the expiration or earlier termination of the Sublease Term as extended, with respect to Suite 200, Subtenant shall, at its sole cost and expense, remove all Subtenant’s Signage applicable to Suite 200 and restore any and all damage caused by such removal. Upon the expiration or earlier termination of the Sublease, with respect to Suite 250, Subtenant shall, at its sole cost and expense, removal all Subtenant’s Signage applicable to Suite 250 and restore any and all damage caused by such removal.
15.Additional Sublease Modifications.
(a)With respect to Section 1.2 of the Master Lease incorporated into the Sublease by reference, the parties hereto agree that (i) at such time as Subtenant is subleasing Suite 200 and Suite 250, the aggregate square footage of Suite 200 and Suite 250 shall be approximately 25,254 rentable square feet and (ii) at such time as Subtenant is subleasing only Suite 250, the aggregate square footage of the such Suite 250 shall be approximately 17,163 rentable square feet.
(b)Section 2.3(h) of the Original Sublease is hereby amended to provide that, (i) at such time as Subtenant is subleasing Suite 200 and Suite 250, Subtenant’s obligation to maintain and repair the Building Systems, including HVAC, main electrical, plumbing and fire/life-safety systems pursuant to Section 7.2 of the Master Lease incorporated herein by reference shall be with respect to those Building Systems, including HVAC, main, electrical, plumbing and fire/life safety systems, that serve Suite 200 and/or Suite 250, and (ii) at such time as Subtenant is subleasing only Suite 250, Subtenant’s obligation to maintain and repair the Building Systems, including HVAC, main electrical, plumbing and fire/life-safety systems pursuant to Section 7.2 of the Master Lease incorporated herein by reference shall be only with respect to those Building

Systems, including HVAC, main, electrical, plumbing and fire/life safety systems, that exclusively serve Suite 250 (and not any Building Systems that serve Suite 200).
(c)During the period that Subtenant is subleasing Suite 200 and Suite 250, there shall be no “Reserved Premises” as described in Section 2.4 of the Original Sublease, and during the period that Subtenant is subleasing only Suite 250, the “Reserved Premises” (as described in Section 2.4 of the Original Sublease) shall mean Suite 200.
(d)The provisions of Section 4.1(a) of the Original Sublease (concerning early occupancy right in favor of Subtenant) shall not apply to the Expansion Premises.
(e)For purposes of Section 4.2 of the Original Sublease, (i) with respect to Suite 200, the Expiration Date or earlier termination of the Sublease shall mean the date that the Sublease expires or earlier terminates as to Suite 200 and (ii) with respect to Suite 250, the Expiration Date or earlier termination of the Sublease shall mean the date that this First Amendment expires or terminates as to Suite 250.
(f)All other terms and conditions of the Original Sublease shall apply to the Expansion Premises unless inconsistent with the terms of this First Amendment or otherwise expressly provided in this First Amendment.
16.Brokers. Each party represents and warrants to the other party that it has not had dealings in any manner with any real estate broker, finder or other person with respect to the Expansion Premises and the negotiation and execution of this First Amendment or the extension of the Sublease Term as to Suite 200. Subtenant shall indemnify, defend and hold harmless Sublandlord from all damage, loss, liability and expense (including attorneys’ fees and related costs) arising out of or resulting from any claims for commissions or fees that may or have been asserted against Sublandlord by any broker, finder or other person with whom Subtenant has or purportedly has dealt with in connection with the Expansion Premises and the negotiation and execution of this First Amendment, and the extension of the Sublease Term as to Suite 200. Sublandlord shall indemnify, defend and hold harmless Subtenant from all damage, loss, liability and expense (including attorneys’ fees and related costs) arising out of or resulting from any claims for commissions or fees that may or have been asserted against Subtenant by any broker, finder or other person with whom Sublandlord has or purportedly has dealt with in connection with the Expansion Premises and the negotiation and execution of this First Amendment, and the extension of the Sublease Term as to Suite 200.
17.Intentionally Deleted.
18.Early Termination. The early termination provisions set forth in Section 11 of the Original Sublease shall not apply to any early termination of the sublease of the Expansion Premises by Subtenant. The provisions of Section 11 of the Original Sublease shall apply solely to Suite 200.

19.Condition Precedent to Sublease of the Expansion Premises.
19.1Master Landlord Consent to Sublease of Expansion Premises. The submission of this First Amendment for examination by Subtenant does not constitute an option or offer to sublease the Expansion Premises. The effectiveness of the subletting of the Expansion Premises contemplated under this First Amendment (and the extension of the Sublease Term as to Suite 200 as provided in Section 6 above) is expressly conditioned upon Master Landlord’s consent to the subletting of the Expansion Premises to Subtenant (and the extension of the Sublease Term as to Suite 200 as provided in Section 6 above) pursuant to the terms of this First Amendment (with the provisions substantially similar to the clauses in (i) and (ii) of Section 19.2 below included in such Master Landlord’s consent unless waived in writing by Subtenant). Sublandlord shall use commercially reasonable efforts to obtain such consent as soon as reasonably practicable following the execution of this First Amendment by Sublandlord and Subtenant. Notwithstanding the foregoing, Sublandlord shall have no liability whatsoever to Subtenant if Sublandlord is unable to obtain such consent from Master Landlord. In the event that Master Landlord’s consent is not obtained on or before September 30, 2020, either Sublandlord or Subtenant shall have the right to terminate this First Amendment (but not the Original Sublease) by providing written notice thereof to the other unless Master Landlord’s consent is obtained prior to the giving of any such notice, in which event such notice of termination pursuant to this Section 19 shall be of no force or effect. In the event such written termination notice is given following September 30, 2020 and prior to Master Landlord’s consent being obtained, this First Amendment shall be deemed null and void and neither Sublandlord nor Subtenant shall have any liability or obligations to the other hereunder, except that Sublandlord shall promptly return to Subtenant any prepayment of Rents or other sums paid to Sublandlord in connection with the subletting of the Expansion Premises. For purposes of this Section 19, “Master Landlord’s consent” shall mean the date upon which Master Landlord’s unconditional consent to this Sublease has been obtained or, in the event such consent is conditional, the date upon which such conditions have been fully satisfied (or waived by Master Landlord).
19.2Additional Terms to Include in Master Landlord’s Consent. Sublandlord shall use commercially reasonable efforts to ensure that the Master Landlord’s consent includes the following provisions: (i) Master Landlord agrees to make the $631,350.00 Allowance referred to in Section 2.1 of the Work Letter attached as Exhibit B to the Master Lease (and referred to in Section 7 of this First Amendment) available to Subtenant to pay or reimburse Subtenant for costs that Subtenant intends to incur in connection with the design, permitting and construction or installation of certain Alterations, additions or improvements that Subtenant desires to undertake, or cause to be undertaken, in connection with Suite 200 and/or Suite 250, which such Allowance shall be made available to Subtenant in accordance with the terms and conditions set forth in the Work Letter referred to above, (ii) Subtenant shall have the right to occupy and use the Expansion Premises for the permitted uses applicable to Suite 200 under the Master Lease and for mechanical assembly of medical devices with a portable controlled environment room, (iii) Master Landlord agrees to approve the drawings attached as Exhibit B hereto as the Final Space Plan (as defined in the Work Letter), (iv) Master Landlord will not unreasonably withhold, condition or delay its consent to Final Working Drawings based on the plans attached as Exhibit B, and (v) the Master Landlord will not require removal and restoration of Alterations set forth on Exhibit B hereto at the end of the Sublease Term.
20.OFAC. Subtenant represents, warrants and covenants that neither Subtenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001)(“Order”)and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 aa-9; The Cuban Democracy Act, 22 U.S.C. §§ 60-01-10; The Cuban Liberty and Democratic Solidarity Act, 18.U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).
21.CASp Inspection Disclosure. Sublandlord and Subtenant acknowledge and agree that, to Sublandlord’s actual knowledge (as of the Effective Date), the Expansion Premises have not been inspected by a Certified Access Specialist (“CASp”) pursuant to Section 1938 of the Civil Code. The parties further agree as follows:
Pursuant to California Civil Code Section 1938(e), Sublandlord hereby further discloses to Subtenant the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

All obligations with respect to the CASp shall be governed by Section 14 of the Original Sublease and shall apply to Suite 200 and Suite 250.
22.Sublease Terms. Except as otherwise modified herein, the terms and conditions of the Original Sublease shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms of this First Amendment and the terms of the Original Sublease, the terms of this First Amendment shall control.
23.General.
23.1Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original for all purposes and together shall constitute one instrument. Furthermore, Sublandlord and Subtenant agree that transmission of this First Amendment via e-mail in a “PDF” format shall be deemed transmission of the original First Amendment for all purposes.
23.2Interpretation of First Amendment Provisions. This First Amendment shall not be construed either for or against Subtenant or Sublandlord but shall be construed in accordance with the general tenor of the language to reach a fair and equitable result.
23.3Entire Agreement. The Original Sublease (together with all exhibits attached thereto), as amended by this First Amendment, together with all exhibits attached hereto, and the Master Landlord’s consent to such Original Sublease, is the entire agreement between Sublandlord and Subtenant with respect to Suite 200 and the Expansion Premises, and there are no binding agreements or representations between Sublandlord and Subtenant except as expressed therein and herein. Any agreements, warranties or representations not expressly contained therein or herein shall in no way bind either Sublandlord or Subtenant, and Sublandlord and Subtenant expressly waive all claims for damages by reason of any statement, representation, warranty, promise or agreement, if any, not contained in the documents referred to in the first sentence of this Section 23.3. No addition to, or modification of, any term or provision of the Sublease, shall be effective until and unless set forth in a written instrument signed by both Sublandlord and Subtenant.
23.4Exhibits. All exhibits attached to this First Amendment shall be deemed to be incorporated herein by the individual reference to each such exhibit, and all such exhibits shall be deemed a part of this First Amendment as though set forth in full in the body of this First Amendment.
23.5Representations and Warranties of Subtenant. Subtenant, with the understanding that Sublandlord is relying upon the following representations and warranties of Subtenant in entering into this First Amendment, represents and warrants to and for the benefit of Sublandlord as follows:
a.Subtenant is Holder of Leasehold. Subtenant is the “Subtenant” under the Original Sublease and the sole holder of the subleasehold estate in Suite 200 created under the Original Sublease.

b.No Assignment. Subtenant has not voluntarily, by operation of law or otherwise: (i) assigned the Original Sublease or any of the interest of Subtenant in or under the Original Sublease; (ii) sublet Suite 200 or any part thereof; (iii) allowed the occupancy or use of Suite 200, or any portion of Suite 200, by any person or entity other than the employees of Subtenant; (iv) hypothecated, mortgaged or granted any security interest in all or any portion of the subleasehold estate in Suite 200 created under the Original Sublease; (v) created any lien or encumbrance, whether voluntary, involuntary or by operation of law, upon all or any portion of the subleasehold estate in Suite 200 created under the Original Sublease; or (vi) divested itself of all or any portion of the subleasehold estate in Suite 200 created under the Original Sublease.
c.Authority. The person(s) who has (have) executed this First Amendment on behalf of Subtenant are authorized to execute this First Amendment on behalf of Subtenant and to bind Subtenant to the covenants and provisions of this First Amendment by her, his or their execution.
The representations and warranties of Subtenant set forth in this Section 23.5 shall survive the execution and delivery of this First Amendment.
23.6Choice of Law. The terms and provisions of this First Amendment shall be construed in accordance with, and governed by, the laws of the State of California without application of any choice of laws provisions.
23.7Attorneys’ Fees. If Sublandlord or Subtenant fails to perform any of its obligations under this First Amendment or if any dispute arises between Sublandlord and Subtenant concerning the meaning or interpretation of any provision of the Sublease, then the prevailing party shall be entitled to recover and receive from the defaulting party or the party not prevailing in such dispute, as the case may be, all costs and expenses incurred by the prevailing party on account of such default and/or in enforcing or establishing the rights of the prevailing party under the Sublease, including, without limitation, court costs, attorneys’ fees and disbursements. Any such attorneys` fees and other expenses incurred by the prevailing party in enforcing a judgment in its favor under the Sublease, shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys` fees obligation is intended to be severable from the other provisions the Sublease, and to survive and not be merged into any such judgment.
[balance of page is intentionally blank; signature page follows on next page]

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this First Amendment to be executed as of the day and year written below.

SUBLANDLORD:

GENOMIC HEALTH, INC.,
a Delaware corporation

By:	/s/ Scott Coward
Name:	Scott Coward
Title:	Authorized Signatory
Dated:	9/11/2020

SUBTENANT:

PULMONX CORPORATION,
a Delaware corporation

By:	/s/ Derrick Sung
Name:	Derrick Sung
Title:	Chief Financial Officer
Dated:	9/11/2020

EXHIBIT A
FLOOR PLAN SHOWING EXPANSION PREMISES
[see attached]

Exhibit A - 250 Chesapeake Drive (existing space plan)

Roll-up Doors
Electrical
Clean Room
Class 5
Shipping & Receiving
Test Area
Machine Shop
Conference
Room
Doc Control
Server
Office
Office
Clean Room
Hallway
Clean Room
Class 7
Quality
Wet Lab
Conference
Room
Gowning
Clean
Janitor
Janitor
Shower
Locker
Room
Gowning
Dirty
Women's
Men's
Office
Open
Office
Engineering
Office
Lobby
Break
Room
Boardroom
Conference
Room

EXHIBIT B
FINAL SPACE PLAN
[see attached]

TENANT IMPROVEMENTS

Folio Project #2019

pulmonX

200-250 Chesapeake Dr., Redwood City, CA

OVERALL DIMENSION = 235'-2"
OVERALL DIMENSION = 110'-0"
A B C D E F G B.8
1 2 3 4 5 6
STORAGE 121
VESTIBULE 119
ELECTRICAL ROOM 117
CONFERENCE ROOM 118
WAREHOUSE 115
SHIPPING & RECEIVING 111
TRAINING ROOM 108
BREAK ROOM 117
CONF. ROOM 120
SAMPLE PREP 118
AMPLICON-FREE 119
IDF 122
OFFICE 121
OFFICE 122
CLEAN ROOM
STOR 116
WELNESS 115
COFFEE 114
OFFICE 113
OFFICE 112
MEN 106
WOMEN 104
PSWY 103
CONFERENCE ROOM 129
OFFICE 130
OPEN OFFICE 108
OPEN OFFICE 123
COPY
CONFERENCE ROOM
JANITOR CLOSET 104
SHOWER 105
WOMEN 102
MEN 103
CORRIDOR 101
OPEN OFFICE 106
OFFICE 111
CONF. ROOM 107
EMP. LOBBY 101
OFFICE 102
CONFERENCE ROOM 124
CONFERENCE ROOM 125
LOBBY 100
BREAK ROOM 126
N

SUMMARY

7 CONFERENCE ROOMS
16 OFFICES
36 8x8 WORKSTATIONS

folio architects

4633 old ironsides drive, suite 300 Santa Clara, CA 95054 P 408.980.8955 F 408.980.9437 www.folioarchitects.com

PROPOSED FLOOR PLAN SD-1

1/8" = 1'-0" 7/22/2020